SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Two, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2011, Vermillion, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners (the “Underwriter”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 4,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) at a price of $5.45 per share. Also pursuant to the Underwriting Agreement, the Underwriter has been granted an option to purchase up to an additional 500,000 shares of Common Stock from the Company and 100,000 shares of Common Stock from a selling stockholder within 30 days after the date of the Underwriting Agreement to cover over-allotments, if any.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the Common Stock. In addition, pursuant to the terms of the Underwriting Agreement, each director and executive officer and certain significant stockholders of the Company have entered into agreements with the Underwriter not to sell, transfer or otherwise dispose of securities of the Company during the 30-day period following the offering, subject to extension in certain circumstances.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which was previously filed on February 2, 2011 as Exhibit 1.1 to the Company’s registration statement on Form S-1 (first filed on January 21, 2011 and, as amended, the “Registration Statement”) and is incorporated by reference into this Item 1.01.

Item 8.01	Other Events.

On February 15, 2011, the Company issued a press release announcing the sale of 4,000,000 shares of Common Stock in an underwritten public offering at a price of $5.45 per share, pursuant to the Registration Statement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference to this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit No.	Description.

99.1	Press Release dated February 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: February 16, 2011	By:	/s/ Sandra A. Gardiner
Sandra A. Gardiner
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 15, 2011